Exhibit 10.7  Subcontractor Agreement and Assignment of Intellectual Property

AGREEMENT No.________
OXYSURE SYSTEMS, INC.
SUBCONTRACTOR SERVICES AGREEMENT

This Subcontractor Services Agreement (“Agreement”) is entered into and made effective as of, by and between (“Subcontractor”) and OxySure Systems, Inc. (“OSI” or “Client”).

1.           CONSULTING SERVICES

a. "Subcontractor" shall mean any corporation, partnership, or sole proprietorship, subject to the limitations of Section 6 of this Agreement, which possesses the requisite level of knowledge and training and agrees to perform certain consulting services to be provided to Client (“Services”). Subcontractor shall also mean any corporation, partnership, or sole proprietorship, subject to the limitations of Section 6 of this Agreement, which agrees to supply OSI with a member or members of Subcontractor's staff ("Personnel") to perform such Services to be provided to Client.

b. From time to time, on an as-needed basis, as determined by Client in Client’s sole discretion, Subcontractor agrees to provide such Services as are identified to Subcontractor by OSI. Subcontractor’s Services shall be provided under the direction and supervision of Client. Such services, and Personnel, if any, shall be described in greater detail on Work Schedules to be attached hereto as Exhibit A, as from time to time amended by the parties hereto ("Work Schedule").

c. All work performed and services provided hereunder shall be under the direction and satisfaction of OSI, with or without instructions or supervision from OSI. OSI shall provide no training, tools, equipment or other materials to Subcontractor, unless otherwise agreed to in writing.

d. Subcontractor shall not, except to the extent inconsistent with the requirements of this Agreement, be prohibited in any way from performing any Services for any other individual or company during the period of this Agreement. At any time, OSI may arrange for other subcontractors or OSI’ own employees to provide the same or similar Services to OSI.

e. The parties acknowledge and agree that the relationship between Client and Subcontractor under this Agreement and the fact that Client is using Subcontractor’s Services is confidential.  Subcontractor may not disclose this information to others unless it has been approved by OSI in writing.

f. On Client’s request, Subcontractor shall answer any questions and/or prepare any reports or other written documents concerning the Services.

g. Subcontractor acknowledges and agrees that time is of the essence in the value of Subcontractor’s services to Client and shall use Subcontractor’s best efforts to provide all Services requested of Subcontractor by Client efficiently and in accordance with Client’s specifications and timetable for delivery

2.           COMPENSATION

a. Subcontractor shall be paid bi-weekly, only for hours actually worked, at an hourly rate as indicated on the Work Schedule, without reduction for income tax withholdings or other employee deductions. No amount will be deducted or withheld from Subcontractor's compensation for state, local or federal taxes. No FICA, FUTA or state unemployment taxes will be payable by OSI on Subcontractor's behalf. Subcontractor and Personnel shall receive no other compensation or benefits for services provided hereunder. In order to be paid, Subcontractor must submit a time card signed by an authorized representative of OSI each week in accordance with such procedures as may be established by OSI from time to time. Subcontractor's time card shall serve as Subcontractor's invoice for payment and is a prerequisite for receipt of payment from OSI for Subcontractor's services.

b. All ordinary business expenses incident to Subcontractor's performance of services under this Agreement shall be borne by Subcontractor. Any extraordinary business expenses are to be paid by Subcontractor unless approved in advance by OSI in writing. Subcontractor shall provide Subcontractor's own equipment and materials for Services to be rendered hereunder at Contractor's sole cost and expense.

c. Notwithstanding any other provision of this Agreement, should Subcontractor fail to make prompt payment of wages or fees to Personnel performing Services hereunder, OSI, may at its election, contract directly with Personnel for the performance of the Services contemplated by any Work Schedule.

d. Subcontractor shall not, and shall cause Personnel to not, disclose the existence or the substance of this Agreement, including, but not limited to, Subcontractor's or Personnel's rate of pay or remuneration details to any third party, including without limitation, any customer or co-worker. Any such disclosure may result in Subcontractor's and/or Personnel's immediate termination.

3.           RELATIONSHIP/TERM/GUARANTEE

a. Subcontractor and Personnel shall function under this Agreement solely as independent contractors performing services for OSI, and not as employees, agents, representatives, partners or joint venturers of OSI. Subcontractor and Personnel are not to be deemed employees of Client, and neither Subcontractor nor Personnel shall have or claim any right arising from employee status.

b. Subcontractor's services hereunder shall be "at will" and provided only on an as needed basis without any commitment as to minimum use by OSI. Subcontractor acknowledges and agrees that this Agreement and/or any Work Schedule may be terminated immediately at any time by OSI with or without cause at OSI’s sole discretion, and that nothing in this Agreement or otherwise shall confer upon Subcontractor or Personnel any right to provide Services to OSI or restrict the right of OSI to terminate this Agreement at any time. On termination of this Agreement, Subcontractor shall have no further obligation to provide Services for Client and Client shall have no further obligation to pay compensation beyond that for Services rendered prior to the effective date of termination. Additionally, upon termination of this Agreement, Subcontractor agrees to sign and deliver the Termination Certificate attached hereto as Exhibit B.

c. Subcontractor is not Client’s agent and shall not have any decision-making authority for any major acquisition, purchase or policy decision relating to Client's business. Subcontractor is not authorized to render opinions on the business affairs of OSI or its business, nor is it authorized to affix the name of OSI to its marketing collateral or other business materials or to otherwise make use of OSI’s name, unless OSI specifically agrees to in writing.

d. If for any reason OSI is dissatisfied with Personnel supplied by Subcontractor, Subcontractor will remove such person or persons immediately and, if requested by OSI, provide a replacement or replacements as soon as practicable. If OSI shall have notified Subcontractor of its dissatisfaction prior to the conclusion of the person's or persons' third day of work, Subcontractor will not charge OSI for the first 24 hours worked.

4.	CONFIDENTIAL INFORMATION/INTELLECTUAL PROPERTY/NON-SOLICITATION

a. Subcontractor acknowledges, that in the course of Subcontractor's providing services hereunder, Subcontractor and Personnel may be provided with, or have access to, Confidential Information belonging to OSI, or its affiliates or other parties. Confidential Information includes any and all information which any party may consider proprietary or otherwise wish to keep confidential, including, without limitation, business plans, marketing strategies, product information & specifications, customer lists, vendor lists, computer programs, schematics, source code, object code, pricing, cost or profit figures and projections, credit information, current, future or proposed products or services, plans and technology, business forecasts, financial records, accounting records, litigation documents and procurement requirements, and technical information included in or on tracings, flowcharts, software program code, drawings, field notes, calculations, specifications and engineering data. Subcontractor agrees to hold in strict confidence all Confidential Information which Subcontractor or Personnel uses or to which Subcontractor or Personnel gain access during the course of performance hereunder, and Subcontractor shall not use, reproduce, publish, disclose, copy, circulate, forward or otherwise make known to any person or entity any Confidential Information, except to the extent required in the performance of Subcontractor's and Personnel's Services to OSI hereunder.

This confidentiality clause shall not apply to (a) information that is in the public domain, (b) information that was previously known to Subcontractor before the engagement, (c) information received from a third party having the right to lawfully possess and disclose such information without breaching this Agreement, (d) information approved for release by prior written authorization by OSI, and (e) information required to be disclosed by a court of competent jurisdiction, but only to the extent expressly required and only after alerting OSI of such disclosure requirement.

b. Subcontractor warrants and represents that any materials used or provided by Subcontractor for use by Client pursuant to this Agreement shall not contain any proprietary material or information owned by any other person that is protected under applicable law.  Subcontractor shall be solely responsible for ensuring that any materials or information provided by Subcontractor pursuant to this Agreement satisfy this requirement and Subcontractor agrees to hold Client harmless from all liability or loss to which Client is exposed on account of Subcontractor’s breach of this warranty and representation or failure to perform this duty.

c. All rights to ideas, discoveries, inventions, improvements, designs, work product and innovations (including without limitation all data and records pertaining thereto) that relate to the business of Client and its affiliates, that are conceived, developed, written or contributed by Subcontractor pursuant to this Agreement, either individually or in collaboration with others, whether or not patentable, copyrightable or reduced to writing (“Inventions”), shall be the exclusive property of Client. Subcontractor shall maintain current and appropriate notes, sketches and other records of all Inventions made or conceived by Subcontractor during the term of this Agreement and those made or conceived after this Agreement but arising from the Agreement, and all such sketches, notes and other records shall be the sole property of Client. Subcontractor shall promptly disclose all Inventions to Client.

d. Without limiting the generality of section 4c. above, Subcontractor shall assign and transfer, and does hereby assign and transfer, to Client the world-wide right, title and interest of Subcontractor in the Inventions.  Subcontractor agrees that Client may file copyright registrations and apply for and receive patents (including without limitation Letters Patent in the United States) for the Inventions in the names of Client or any of its affiliates in such countries as may be determined solely by Client.  Subcontractor shall communicate to Client all facts known to Subcontractor relating to the Inventions and shall cooperate with Client’s reasonable requests in connection with vesting title to the Inventions and related copyrights and patents exclusively in Client and in connection with obtaining, maintaining, protecting and enforcing Client’s exclusive copyrights, patents and other rights in the Inventions.  Subcontractor shall execute at the request of Client any assignments or other documents Client may deem necessary to protect or perfect its rights therein, and shall assist Client, at Client’s expense, in obtaining, defending and enforcing the rights of Client therein.  Subcontractor hereby appoints Client and any of its affiliates as Subcontractor’s attorney-in-fact to execute on Subcontractor’s behalf any assignments or other documents deemed necessary by Client and any of its affiliates to protect or perfect its rights to any Inventions.

e. Subcontractor’s obligations under this Section 4 shall inure to the benefit of Client and its successors and assigns, shall be binding on Subcontractor’s heirs, legatees, successors and assigns, and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Client in the Inventions.

f. Subcontractor shall perform Subcontractor’s obligations under this Section 4 at Client's expense, but without any additional or special compensation therefor.

g. Upon the termination or completion of services to OSI, Subcontractor agrees immediately to return, all information, data and any other materials supplied by or obtained from OSI in the course of Subcontractor's and Personnel's work, along with all copies thereof in Subcontractor's and Personnel's possession and control.

h. Subcontractor acknowledges and agrees that the disclosure of any Confidential Information or any other violation of the terms of this Section 4 would cause immediate and irreparable injury, loss and damage to OSI and/or its affiliates and that an adequate remedy at law for such injury, loss and damage may not exist, and that in the event of such disclosure or threatened disclosure, OSI and/or its affiliates shall be entitled to institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary and/or permanent injunctive relief to enforce a provision of this Agreement, without the necessity of proof of actual damage or loss.

i. Subcontractor further agrees that the provisions of this Section 4 shall be binding upon not only on Subcontractor and Personnel, but on Subcontractor's and Personnel's heirs, executors, administrators, successors and assigns, and that said provisions shall survive the termination of this Agreement for any reason, for five years after the termination date.

j. During the Term hereof and for a period of twelve (12) months thereafter, the Subcontractor shall not, either for itself or on behalf of any third party:  (i) in any manner induce any employee, agent, customer, representative or supplier of the Company to terminate such dealings or association with the Company; or (ii) do anything, directly or indirectly, to interfere with the relationship between the Company and any such person or concern.

k. Subcontractor shall obtain the specific written agreement of Personnel to each of the provisions of this Section 4 prior to commencement of work by Subcontractor or any member of Subcontractor's staff.

l. Subcontractor shall be responsible for and indemnify OSI against, any loss, claims or expenses arising from any breach of this Section 4 by Subcontractor and Personnel.

5.        REPRESENTATIONS AND WARRANTIES OF SUBCONTRACTOR

a. Personnel are the employees of Subcontractor; Personnel are not and shall not be deemed to be, employees of OSI. Subcontractor shall be solely responsible to pay, when due, salaries, wages and other forms of compensation or reimbursement and all applicable federal, state and local withholding taxes and unemployment taxes, as well as social security, state disability insurance and all other payroll charges payable to, or on behalf of, Personnel providing services hereunder. Subcontractor shall indemnify and hold OSI and its affiliates harmless from and against, and in respect of, any and all Losses (as defined below) arising out of claims from Personnel. On or before commencement of services under any Work Schedule, Subcontractor shall deliver to OSI documentation executed by all Personnel named in each Work Schedule acknowledging the terms of and agreeing to be bound in all respects by this Agreement.

b. Subcontractor represents and warrants that, in the event it is a corporate entity, it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. OSI may elect to contract with an unincorporated Subcontractor that has not been an independent business for two years or more, subject to individual review and determination by OSI.

c. Subcontractor represents and warrants that it has the full power and authority to own or lease its properties and to carry on its business as it is now being conducted, and is qualified to conduct business as a foreign corporation, a foreign partnership, or sole proprietorship, subject to the limitations of this Section 5, in all jurisdictions in which the nature of the business contemplated by this Agreement requires such qualification.

d. Subcontractor represents and warrants that it maintains books and records in the ordinary course of its business reflecting Subcontractor's business activities. Subcontractor's federal tax identification number is set forth on the signature page to this Agreement. The board of directors, general partner, or other authorized agent of Subcontractor has taken all actions required by applicable law, the articles of incorporation or bylaws, partnership agreement or otherwise, to authorize the transactions contemplated by this Agreement.

e. Subcontractor certifies that it is fully in compliance, if applicable, with Executive Order 11246, The Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans Readjustment Assistance Act of 1974. Subcontractor further certifies that it has maintained records sufficient to document its compliance with these requirements.
Both parties agree to comply with all applicable equal employment opportunity laws, including Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, and, if applicable, the affirmative action requirements of Executive Order 11246, the Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended.

f. Subcontractor warrants that all services provided hereunder shall be of the highest professional standards, quality and workmanship and shall be provided using Subcontractor's and Personnel's independent skill and judgment in the means and manner that are most suitable to perform the work contemplated hereunder. Subcontractor and/or Personnel shall immediately notify OSI if it is asked to perform services it is not qualified to perform or if it is not capable of providing any of the services required hereunder. While on the site of OSI's business, Subcontractor shall, and shall cause Personnel to, abide by OSI's applicable rules and regulations at all times.

g. All information provided by Subcontractor and Personnel to OSI or upon which OSI has relied, including, without limitation, resumes, interviews and references, is complete, true and correct in all material respects. There is no fact which materially and adversely affects the ability of Subcontractor and Personnel to provide the services contemplated hereunder which has not been expressly and fully set forth to OSI.

h. Subcontractor shall fully comply, and shall cause Personnel to fully comply, with the employment eligibility verification and other provisions of the Immigration Reform and Control Act of 1986 and regulations promulgated thereunder, as such may be amended from time to time, and Subcontractor shall not provide to OSI any Personnel if Subcontractor knows, or has any reason to believe, that such Personnel is not authorized to perform the services required under the applicable Work Schedule in the United States.

i. Subcontractor represents and warrants that Subcontractor's and Personnel's execution and delivery of this Agreement and the performance of its duties hereunder do not, and will not, breach or conflict with any obligation of Subcontractor and Personnel to a previous employer, client or other party or any obligation to keep confidential any information acquired by Subcontractor and Personnel prior to the date hereof. Subcontractor further represents and warrants that it will not, and shall cause Personnel not to, make use of any proprietary information, ideas or material of others in connection with Subcontractor's engagement by OSI.

6.           INDEMNITY

Subcontractor agrees that OSI will not be responsible for any losses, damages, expenses or claims arising from any personal injury, thefts or other property damage sustained in connection with the provision of Services by Subcontractor and Personnel. Subcontractor assumes the risk for all such activities and Subcontractor agrees to indemnify, and hold harmless, OSI from and against any and all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs and attorney’s fees related thereto.

OSI agrees to indemnify, and hold harmless, the Subcontractor from and against claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs and attorney’s fees (a) related to bodily injury or death of any person or damages to real and/or tangible property incurred by any third party resulting from the gross negligence or willful misconduct of OSI or its agents, (b) based on a claim that any materials modified or enhanced by Subcontractor under this Agreement to the extent such modifications or enhancements are effected in accordance with OSI’s direction or specifications infringes any United States copyright, patent or other U.S. intellectual property right of a third party, or (c) that may result from any third party claims arising out of or relating to Subcontractor’s Services or any use by OSI of any deliverable item except to the extent any such claim is finally determined to have resulted from the negligence or willful misconduct of Subcontractor.

7.           ATTORNEYS' FEES AND COSTS

Should any party be required to bring legal action against the other to enforce the terms and conditions of this Agreement, the prevailing party shall be awarded its costs incurred and expended during the pendency of litigation, including reasonable attorneys' fees.

8.           MISCELLANEOUS

a. The obligations contained in this Agreement shall be binding upon not only Subcontractor, but on Subcontractor's Personnel. Subcontractor will advise its Personnel of the terms of this Agreement and will obtain the written acknowledgement and agreement of all Personnel to be bound by all of the terms and conditions of this Agreement.

b. This Agreement constitutes the entire agreement between the parties with respect to the matters contained herein and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to that subject matter. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.

c. Subcontractor may not, without the express written permission of OSI, assign, subcontract work or pledge any rights or obligations hereunder.

d. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by OSI of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same time or any prior or subsequent time.

e. This Agreement shall be governed by and construed in accordance with the laws of the state in which an activity occurred or threatens to occur and with respect to which legal and/or equitable relief is sought. In no event shall the choice of law be predicated upon the fact that OSI is incorporated or has its corporate headquarters in a certain state.

f. Any and all disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto shall be settled and determined by arbitration before the Commercial Panel of the American Arbitration Association in accordance with the Commercial Arbitration Rules. The arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in any such arbitration. However, in any arbitration proceeding arising under this Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision hereof, and to that extent the scope of their authority is limited.

The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Subcontractor                                                                                     OxySure Systems, Inc.

___________________________
Corporate Name

By: _________________________        By: ______________________
Signature                                                        Signature

____________________________        _________________________
Printed Name                                                  Printed Name

____________________________        _________________________
Title                                                                 Title

____________________________
Federal I.D. Number

EXHIBIT A

WORK SCHEDULE

This Schedule is issued pursuant to the OSI Subcontractor Services Agreement dated as of _____________________________ by and between _________________________________ ("Subcontractor") and OxySure Systems, Inc.

Description of Work:_________________________.

Work Location:_____________________________.

Personnel Name: ____________________________.

Monthly Pay Rate:  $________________ per month

Expected Start Date: _________________________.

Expected Project Length: _____________________.

Client Project Manager(s) and Phone Number(s): _____________________.

OSI Contact and Phone Number: _________________.

Travel Arrangements and Other Expenses:                          Subject to prior written approval of OSI.

Accepted By:

Subcontractor                                                                           OxySure Systems, Inc.

______________________________
Corporate Name

By: ___________________________         By: ___________________________
Signature                                                             Signature

______________________________        ______________________________
Printed Name                                                       Printed Name

______________________________        ______________________________
Title                              Title

EXHIBIT B
TERMINATION CERTIFICATE

The undersigned, on its own behalf and, if applicable, on behalf of its directors, officers, members, employees, agents contractors and/or affiliates, hereby certifies that I do not have in my possession, nor has such party failed to return any Confidential Information (or any copies or reproductions thereof), devices, records, data, notes, reports, proposals, lists, correspondence, specifications, software, documents, or property, or reproductions of any aforementioned items belonging OxySure Systems, Inc., a Delaware corporation, its affiliates, successors, or assigns (together, ”OSI”).

The undersigned, on its own behalf and, if applicable, on behalf of its directors, officers, members, employees, agents, contractors and/or affiliates, hereby certifies that such party has complied with all the terms of that certain Subcontractor Services Agreement signed by the undersigned, including the reporting of any Inventions and disclosure and return of all Confidential Information (as defined therein), conceived or made by such party (solely or jointly with others) covered by that agreement.

The undersigned, on its own behalf and, if applicable, on behalf of its directors, officers, members, employees, agents, contractors and/or affiliates, hereby agrees, that in compliance with Subcontractor Services Agreement, such party will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of OSI or any of its clients, subcontractors of licensees.

Dated this ____ day of ____________________, 200___.

(Name of Subcontractor)

By:

Name:

Title: